EXHIBIT E
                                 ENERSHOP, INC.
                             Statement of Cash Flows
                    For The Quarter Ended September 30, 1996


OPERATING ACTIVITIES
Net (Income) Loss                                      $1,034,991
Change in Trade Acounts Receivable                        152,525
Change in Work in Progress                                 34,358
Change in Fixed Assets                                    106,309
Change in Office Furniture and Fixtures                    (4,680)
Change in Other Assets                                   (141,773)
Change in Trade Acounts Payable                           (56,597)
Change in Affiliated Acounts Payable                      129,303
Change in Accrued Benefit Plan Liabilities                 (6,182)
Change in Accrued Federal Income Tax                      311,858
                                                      -----------
Total Operating Activities                              1,560,112

FINANCING ACTIVITIES
Change in Short Term Debt                              (1,560,112)
                                                      -----------
Total Financing Activities                                   --

                                                      ===========
Net Change in Cash & Cash Equivalents                        --
                                                      ===========

Cash at Beginning of Period                                  --
Cash at End of Period                                        --
                                                      ===========
Net Change in Cash & Cash Equivalents                 $      --
                                                      ===========